As filed on August 20, 2010

Registration No. 333-161471

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN SOFTWARE, INC.

(Exact name of issuer as specified in its charter)

GEORGIA	58-1098795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305

(Address of Principal Executive Offices)

AMERICAN SOFTWARE, INC. INCENTIVE STOCK OPTION PLAN,

1991 EMPLOYEE STOCK OPTION PLAN, DIRECTORS AND OFFICERS STOCK

OPTION PLAN AND 2001 STOCK OPTION PLAN

(Full title of the plans)

Agent for Service:	With Copies to:

Henry B. Levi, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Monarch Plaza, Suite 1600 3414 Peachtree Rd., NE Atlanta, GA 30326	James C. Edenfield and Vincent C. Klinges American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305

Telephone number of Agent for Service: (404) 577-6000

BACKGROUND

On August 21, 2009, the Issuer filed with the Commission Registration Statement No. 333-161471 on Form S-8 in order to register 4,836,760 Class A Common Shares for issuance pursuant to the Issuer’s 1991 Employee Stock Option Plan, Directors and Officers Stock Option Plan and 2001 Stock Option Plan (collectively, the “Prior Plans”). Under the Prior Plans, 293,924 shares were issued under that Registration Statement pursuant to exercise of options during the period August 21, 2009 through August 13, 2010, leaving 4,542,836 registered shares unissued. As of the date of this Post-Effective Amendment No. 1 to that Registration Statement, all of the Prior Plans have terminated and no new options may be granted under the Prior Plans.

A new Registration Statement on Form S-8, Registration No. 333-168943, has been filed, registering 2,500,000 Class A Common Shares under the 2011 Equity Compensation Plan (the “2011 Plan”) adopted by the Board of Directors of the Issuer on May 17, 2010 and approved by the shareholders of the Issuer on August 16, 2010, and 3,438,549 Class A Common Shares subject to options that remain outstanding under the Prior Plans, for a total of 5,938,549 shares. The new Registration Statement is intended to replace Registration Statement No. 333-161471. The new Registration Statement applies to all shares issued pursuant to options exercised under the 2011 Plan and the Prior Plans on or after August 16, 2010.

DEREGISTRATION

Based upon the foregoing, and pursuant to the undertaking in Registration Statement No. 333-161471, the Issuer hereby deregisters the Class A Common Shares heretofore registered and not sold pursuant to Registration Statement No. 333-161471.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on August 16, 2010.

AMERICAN SOFTWARE, INC.

By:	/s/ James C. Edenfield
James C. Edenfield, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ James C. Edenfield James C. Edenfield	President, Chief Executive Officer (Principal Executive Officer) and Director	August 16, 2010

* Thomas L. Newberry	Chairman of the Board of Directors

* J. Michael Edenfield	Director

* W. Dennis Hogue	Director

* John J. Jarvis	Director

* James B. Miller, Jr.	Director

* Thomas L. Newberry, V	Director

/s/ Vincent C. Klinges Vincent C. Klinges	Chief Financial Officer	August 16, 2010

*/s/ Vincent C. Klinges Vincent C. Klinges, as attorney-in-fact for Thomas L. Newberry, J. Michael Edenfield, W. Dennis Hogue, John J. Jarvis, James B. Miller and Thomas L. Newberry, V.		August 16, 2010